Exhibit 99.1

NEWS ANNOUNCEMENT

Conference call:	Today – November 11 at 12:00 p.m. ET

Webcast / Replay URL:	http://www.strong-world.com (Investor Relations section)
The replay will be available on the Internet for 90 days.

Dial-in number:	877-941-8609; conference ID 4646495 or “Ballantyne Strong”

Ballantyne Reports Financial Results for Third Quarter of 2013

OMAHA, Nebraska (November 11, 2013) Ballantyne Strong, Inc. (NYSE MKT: BTN), a provider of digital equipment, screens and managed services as well as specialty lighting equipment, today reported financial results for the third quarter ended September 30, 2013.

Net revenues were $18.9 million in the third quarter of 2013, compared with $39.3 million in the same period of the prior year. Net earnings totaled $46 thousand, or $0.00 per diluted share, in the third quarter of 2013, compared with a net loss of $268 thousand, or ($0.02) per share, in the same period of the prior year.

Gary L. Cavey, President and CEO of Ballantyne Strong, commented, “We are making good progress on our strategic initiative to transition our business more towards managed services, which was accelerated with our October 1st acquisition of Convergent Media Systems. The acquisition of Convergent positions the Company to capitalize on growing demand for digital signage and enterprise video solutions, and will result in substantially more of our revenue being generated through recurring managed services contracts that leverage our state-of-the-art Network Operations Centers (NOC). We are continuing to look for additional opportunities to expand our presence in markets that will further increase our managed services business.

“We are also seeing good momentum in our cinema screen business, which grew 23% over the prior year, and we are making investments to further strengthen our product offerings. During the third quarter, we made a small acquisition of a provider of unique screen coatings and paint for high-end screens. This acquisition enhances our screen business by securing ownership of the formulations and related coatings that are critical to our ongoing success. We have recently introduced a new PREMIUM HGA screen that utilizes our new HI-GAIN coating technology that we believe sets a new standard for large format screens and positions this business to continue delivering strong growth,” said Mr. Cavey.

Q3 2013 Financial Summary

Sales of theatre products and services were $18.3 million in the third quarter of 2013, compared with $38.4 million in the same period of the prior year. The decline reflects the continued softening in demand as the cinema industry’s shift to a digital equipment platform winds down.

Cinema screen sales increased 23% to $3.7 million, compared with $3.0 million in the same period of the prior year. The increase was primarily attributable to increased demand from several North American exhibitors that are replacing screens as part of theatre upgrades.

Managed services revenues were $2.7 million, compared to $4.3 million in the same quarter of the prior year. The decrease is primarily attributable to a decline in non-recurring digital projection system installation sales, which was partially offset by an increase in recurring revenues from after-sale maintenance and NOC 24/7/365 monitoring revenue.

Consolidated gross profit decreased to $3.3 million, from $3.7 million in the same quarter of the prior year. However, gross profit margin in the third quarter of 2013 increased to 17.7% from 9.5% in the year-ago period, which was primarily attributable to a decline in lower margin theatre net revenues as a percentage of total sales and an increase in the relative contribution from higher margin cinema screen manufacturing and managed services during the period.

Selling and administrative expenses were $3.4 million, down from $3.7 million in the year-earlier period. The lower selling and administrative expenses was due primarily to a decline in spending associated with tradeshows and consultants. The Company also incurred approximately $200 thousand in expenses related to acquisition activities in the third quarter of 2013. As a percentage of net revenues, year-over-year selling and administrative expenditures rose from 9.4% to 17.9%, reflecting the decline in net revenues.

Nine-Month Results

Net revenues were $70.9 million for the first nine months of 2013, compared with $130.0 million during the same period of the prior year. Gross profit amounted to $11.9 million, or 16.8% of net revenues, compared to gross profit of $16.4 million, or 12.6% of net revenues in the prior-year period.  Net earnings were $1.9 million, or $0.13 per diluted share, compared to net earnings of $4.0 million, or $0.28 per diluted share, in the first nine months of 2012.

Balance Sheet and Cash Flow Update

Ballantyne’s cash and cash equivalents balance at September 30, 2013 was $26.3 million, down from $45.1 million at the end of the prior quarter. The decline in cash and cash equivalents balance primarily reflects cash utilized to fund and make deposits on acquisitions during the quarter. Over the first nine months of 2013, the Company generated $5.8 million in positive cash flow from operations.

About Ballantyne Strong, Inc. (www.strong-world.com)

Ballantyne Strong is a provider of digital equipment, screens and managed services as well as specialty lighting equipment. The Company supplies major and independent theater chains, top arenas, theme parks and architectural sites around the world. Through its subsidiary, Convergent Media Systems, the Company is also a leading player in digital signage and content creation and distribution systems for the retail, hospitality, financial services, cinema and government markets.

Forward-Looking Statements

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual results may differ materially from management’s expectations.

CONTACT:

Mary A. Carstens	Tricia Ross
Chief Financial Officer	Financial Profiles
402/453-4444	916/939-7285 or tross@finprofiles.com

-tables follow-

 Ballantyne Strong, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

Three and Nine Months Ended September 30, 2013 and 2012

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net revenues	$18,855	$39,260	$70,865	$129,987
Cost of revenues	15,517	35,539	58,934	113,569
Gross profit	3,338	3,721	11,931	16,418
Selling and administrative expenses:
Selling	850	1,349	2,586	3,405
Administrative	2,524	2,345	7,478	8,547
Total selling and administrative expenses	3,374	3,694	10,064	11,952
Gain (loss) on the sale/disposal/transfer of assets	3	(17)	7	1,361
Income from operations	(33)	10	1,874	5,827
Net interest income (expense)	152	(8)	169	(30)
Equity income (loss) of joint venture	2	(65)	(117)	1
Other income (expense), net	(33)	(205)	463	208
Income (loss) before income taxes	88	(268)	2,389	6,006
Income tax expense	(42)	—	(502)	(2,024)
Net earnings (loss)	$46	$(268)	$1,887	$3,982
Basic earnings (loss) per share	$0.00	$(0.02)	$0.13	$0.28
Diluted earnings (loss) per share	$0.00	$(0.02)	$0.13	$0.28

Weighted average shares outstanding:
Basic	14,009	13,959	13,995	14,055
Diluted	14,039	13,959	14,025	14,136

Ballantyne Strong, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2013	December 31, 2012
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$26,333	$40,168
Accounts receivable (net of allowance for doubtful accounts of $536 and $487, respectively)	12,404	26,227
Inventories:
Finished goods, net	9,667	6,706
Work in process	407	1,018
Raw materials and components, net	3,811	3,247
Total inventories, net	13,885	10,971
Deposit on Convergent acquisition	17,424	—
Other current assets	4,131	6,741
Total current assets	74,177	84,107
Property, plant and equipment (net of accumulated depreciation of $4,589 and $3,750, respectively)	10,149	11,105
Note receivable	2,388	2,232
Intangible assets, net	635	105
Goodwill	1,163	—
Other assets	2,172	1,997
Total assets	$90,684	$99,546
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$9,028	$16,646
Accrued expenses	4,520	5,313
Income taxes payable	57	—
Customer deposits/deferred revenue	2,726	5,251
Total current liabilities	16,331	27,210
Deferred revenue	3,081	3,302
Deferred income taxes	816	580
Other accrued expenses, net of current portion	1,821	1,538
Total liabilities	22,049	32,630
Stockholders’ equity:
Preferred stock, par value $.01 per share; Authorized 1,000 shares, none outstanding	—	—
Common stock, par value $.01 per share; Authorized 25,000 shares; issued 16,869 and 16,782 shares at September 30, 2013 and December 31, 2012, respectively; 14,138 and 14,051 shares outstanding at September 30, 2013 and December 31, 2012, respectively	167	167
Additional paid-in capital	38,116	37,770
Accumulated other comprehensive income:
Foreign currency translation	(287)	269
Postretirement benefit obligations	46	46
Retained earnings	48,832	46,903
	86,874	85,155
Less 2,731 of common shares in treasury, at cost at September 30, 2013 and December 31, 2012	(18,239)	(18,239)
Total stockholders’ equity	68,635	66,916
Total liabilities and stockholders’ equity	$90,684	$99,546

Ballantyne Strong, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

Nine Months Ended September 30, 2013 and 2012

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2013	2012

Net cash provided by (used in) operating activities	$5,775	$(5,346)

Cash flows from investing activities:
Purchase of Peintures Elite, Inc.	(1,747)	—
Deposit on Convergent acquisition	(17,424)	—
Distribution from Joint Venture	—	2,508
Capital expenditures	(231)	(1,095)
Proceeds from sale of assets	6	3,332
Net cash (used in) provided by investing activities	(19,396)	4,745

Cash flows from financing activities:
Excess tax benefits from share-based arrangements	(11)	—
Purchase of treasury stock	—	(2,756)
Proceeds from employee stock purchase plan	4	—
Net cash used in financing activities	(7)	(2,756)
Effect of exchange rate changes on cash and cash equivalents	(207)	231
Net decrease in cash and cash equivalents	(13,835)	(3,126)
Cash and cash equivalents at beginning of period	40,168	39,889
Cash and cash equivalents at end of period	$26,333	$36,763

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